UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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MORGANS HOTEL GROUP CO.
(Name of Registrant as Specified in Its Charter)

KERRISDALE ADVISERS, LLC
KERRISDALE CAPITAL MANAGEMENT, LLC
KERRISDALE PARTNERS MASTER FUND LTD
SAHM ADRANGI
JORDON GIANCOLI
NAVI HEHAR
JOHN BRECKER
ANDREW BROAD
ALAN CARR
L. SPENCER WELLS
ANDREW ZOBLER

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Kerrisdale Capital Management, LLC, together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of a slate of director nominees at the 2014 annual meeting of shareholders of Morgans Hotel Group Co., a Delaware corporation.

On May 7, 2014, Kerrisdale Capital Management, LLC issued the following press release.

ISS and Glass Lewis Acknowledge Morgans’ Years of Underperformance and Highlight Serious Corporate Governance Issues

Contrary to Morgans’ Assertions, Kerrisdale is Committed to a Dual-Track Process – explore strategic alternatives while overseeing operations with the help of Industry Veteran Andrew Zobler

Kerrisdale Urges Shareholders to Vote FOR all of its nominees on the GOLD Proxy Card

New York, NY – May 7, 2014 – Kerrisdale Capital Management, LLC (“Kerrisdale”), a private investment management firm and beneficial owner of more than 3% of the shares of Morgans Hotel Group Co. (“Morgans” or the “Company”) (NASDAQ:MHGC), today reiterated its belief that the election of its entire slate of board candidates is the best way for Morgans’ shareholders to help maximize the value of their investment.

Kerrisdale believes that its candidates are better suited than the current Board to oversee a strategic review process and to provide necessary operational oversight, if a strategic review process does not result in sale of the Company. With respect to strategic alternatives, Kerrisdale believes that its commitment to engaging bidders for the whole company, as well as for either the real estate or management contracts, is the appropriate path forward to maximize value for shareholders. The incumbent Board's standalone plan overlooks execution risks and time value of money considerations that place Morgans’ shareholders in a tenuous position.

Furthermore, Kerrisdale’s retention of Andrew Zobler  - one of the most accomplished and competent executives within the boutique lifestyle hotel sector - and his involvement with Kerrisdale and its slate of director candidates, adds operational experience that far eclipses the expertise of the incumbent Board. The current Board's decision to fire one-third of the corporate staff has left the Company with a lack of boutique lifestyle hospitality expertise, as well as a lack of a development team to spearhead future growth.

ISS echoed Kerrisdale’s concern with the incumbent Board by noting: “The company [Morgans] must hire a new CEO and continue to oversee a delicate turnaround effort. It has relatively little operating experience among the incumbent directors swept into office by last year’s proxy contest, which may well cause concern among unaffiliated shareholders…… there is not, in aggregate, the robust sense of competence and instinctive accountability external shareholders might devoutly wish to see from a group of directors who campaigned a year ago for the control of the board itself.”

ISS further commented that: ‘…concerns remain with the incumbent board's sense of accountability to all shareholders, particularly through its relatively weak attentiveness to prior public commitments.”

Given our concerns with Morgans’ nominees, it is not surprising that ISS recommended shareholders WITHHOLD votes from members of the Nominating and Governance Committee “for poor oversight of a number of governance issues and failing to follow through on commitments made to shareholders as part of the 2013 proxy contest through which the current board won its seats.”

Similarly, Glass Lewis – another leading proxy advisory firm – noted the following: “… since the current board came into office on June 14, 2013, the Company's stock price has been down as much as 15% and up as much as 12%, but through April 30, 2014, was up only 0.4%. Morgans net stock-price performance during this period significantly underperformed the average performance of the Company's peer index of 26%, as well as the 32% return of the Russell 3000 Hotel/Motel Index and the 15% return of the Russell 2000 Index (Source: S&P Capital IQ)”

Again, Glass Lewis cited governance concerns at Morgans, stating: “we believe the new board has fallen short of delivering on this promise. We're concerned about the current board's unresponsiveness to shareholders and its decision to stop conducting quarterly earnings conference calls with investors, eliminating one of the primary means investors have to communicate with the Company and management and to hold them accountable for their performance. Such reduced transparency and communications is not what we'd characterize as improved accountability.”

Glass Lewis also concluded that change is warranted at Morgans and noted “We [Glass Lewis] have continued concerns that certain members of the current board lack adequate experience and that nearly all directors have family, business or personal ties to the families who oversee OTK. Therefore, we believe the addition of some Kerrisdale's board members would result in a more independent and effective board, more capable of acting in the best interests of all shareholders and not just the interest of the Company's largest shareholder.”

Kerrisdale welcomes the supportive comments by ISS and Glass Lewis and urges ALL shareholders to vote FOR change by voting on the GOLD proxy card.

Your vote is very important. No matter how many shares you own, please vote on the GOLD proxy card FOR all Kerrisdale nominees.

PLEASE SIGN, DATE, AND MAIL THE GOLD PROXY CARD TODAY

If you have any questions, or require assistance with your vote, please contact Alliance Advisors toll- free at (855) 835-8321 or email: pcasey@allianceadvisorsllc.com.

About Kerrisdale Capital Management, LLC
Kerrisdale Capital Management, LLC is a fundamentally-oriented investment manager that focuses on long-term value investments and event-driven special situations. Kerrisdale has $300 million in assets under management and is based out of New York City.

Investor contact:
Sahm Adrangi
Chief Investment Officer
Kerrisdale Capital Management, LLC
1212 Avenue of the Americas, 3rd Floor
New York, NY 10036
Telephone: 212.792.9148

If you have any questions, require assistance with submitting your GOLD proxy card or need additional copies of the proxy materials, please contact:

Alliance Advisors
Waheed Hassan / Peter Casey
(973) 873-7710
(855) 835-8321 (toll-free)

*Permission was neither sought nor obtained to use excerpts from the ISS and Glass Lewis reports.